UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 10, 2012 (October 5, 2012)

American Realty Capital New York Recovery REIT, Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland	000-54689	27-1065431
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

405 Park Avenue New York, New York 10022
(Address, including zip code, of Principal Executive Offices) Registrant's telephone number, including area code: (212) 415-6500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

o  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

o  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

o  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

o  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets.

On October 9, 2012, American Realty Capital New York Recovery REIT, Inc. (the “Company”), through a wholly owned subsidiary of its operating partnership, closed the acquisition of the fee simple interest in a commercial building located at 1623 Kings Highway in Brooklyn, New York. The seller of the property was Beacon RG Kings Highway LLC. The seller does not have a material relationship with the Company and the acquisition was not an affiliated transaction.

The contract purchase price of the property was $13.3 million, exclusive of closing costs. The Company funded the purchase price with (i) proceeds from its ongoing initial public offering in the amount of $6.0 million and (ii) a $7.3 million mortgage with People’s United Bank.

The property contains 19,960 rentable square feet 100% leased to three tenants – New York SMAS Limited Partnership (known as Verizon Wireless, a subsidiary of Verizon Communications, Inc.)(NASDAQ: VZ), which carries an investment grade credit rating as determined by major credit rating agencies; TS of Kings Highway Inc. (known as Tiger Schulmann’s Mixed Martial Arts and Kickboxing); and Interboro Developmental and Consultation Center Inc.

The following table provides information relating to lease commencement and termination dates, rentable square feet and annualized rental income for each of the three tenants:

Tenant	Lease Commencement Date	Lease Termination Date	Rentable Square Feet	Annualized Rental Income (in thousands)	Rental Escalations	Renewal Options
New York SMAS Limited Partnership	September 2010	September 2020	3,894	$519	10.0% every five years.	One five-year option

TS of Kings Highway Inc.	June 2012	May 2027	4,575	$145	10.0% every five years.	One five-year option

Interboro Developmental and Consultation Center Inc.	September 2009	August 2024	11,491	$394	4.0% annual increase.	One five-year option

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On October 9, 2012, the Company, through an indirect wholly owned subsidiary of its operating partnership, incurred a $7.3 million mortgage loan in connection with its acquisition of the property. The mortgage loan was advanced by People’s United Bank. The mortgage loan bears interest at a rate fixed by an interest rate swap of 3.295% and requires only monthly interest payments, with the principal balance due on the maturity date in November 2017. The mortgage loan is nonrecourse and may be accelerated only upon the event of a default. The mortgage loan may be prepaid, subject to a breakage fee. As the mortgage loan is interest only, it is not subject to amortization, and the principal outstanding upon maturity will remain $7.3 million.

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On October 5, 2012, pursuant to prior approval of the Company’s board of directors (the “Board”), the Company appointed William G. Stanley, currently one of the Company’s independent directors and chairman of the audit committee, as the lead independent director of the Company. The Board has appointed a lead independent director to provide an additional measure of balance, ensure the Board’s independence, and enhance the Board’s ability to fulfill its management oversight responsibilities.

The lead independent director chairs meetings or executive sessions of the independent directors, reviews and comments on the Board’s meeting agendas, represents the views of the independent directors to management, facilitates communication among the independent directors and between management and the independent directors, acts as a liaison with service providers, officers, attorneys, and other directors generally between meetings, serves as a representative and speaks on behalf of the Company at external seminars, conferences, in the media and otherwise and otherwise assumes such responsibilities as may be assigned to him by the Board. Consistent with current practices, the Company will compensate Mr. Stanley for acting as lead independent director.

The Company’s management believes that having a majority of independent, experienced directors, including a lead independent director with specified responsibilities on behalf of the Board, provides the right leadership structure for the Company and is best for the Company and its stockholders at this time.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
99.1	Press Release dated October 10, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN REALTY CAPITAL NEW YORK RECOVERY REIT, INC.

Date: October 10, 2012	By:	/s/ Nicholas S. Schorsch
		Name:	Nicholas S. Schorsch
		Title:	Chief Executive Officer and Chairman of the Board of Directors